Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

October 20, 8 AM CDT

Image Sensing Systems Announces Record Third Quarter Financial Results

Saint Paul, Minn., October 20, 2004—Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) market leading developer and manufacturer of video- based traffic management systems, announced today financial results for its third quarter ended September 30, 2004, a record high for the third quarter.

Net income for the quarter was $977,000 ($.26 per fully diluted share), an increase of 43.5% compared with net income of $681,000 ($.19 per fully diluted share) for the comparable period in 2003.

Net income for the nine month period ended September 30, 2004 was $2,276,000 ($.60 per fully diluted share), an increase of 29.4% compared to net income of $1,759,000 ($.51 fully diluted share) for the same period in 2003.

Jim Murdakes, Chairman and CEO commented, “The third quarter of 2004 was our tenth consecutive quarter where revenue and profitability exceeded the comparable quarter of the prior year. Our major partner, Econolite Control Products, Inc. (ECPI), had another outstanding quarter increasing their royalties by 37% over the comparable quarter in 2003. Year-to-date royalty income has increased 26% over the comparable 9 month period of 2003. Product sales for the third quarter were 33% less than the comparable quarter of 2003 as several large sales orders in Asia did not repeat in 2004. Year-to-date product sales are still 25% ahead of the comparable nine month period of 2003 indicating continued acceptance of our Autoscope products in both Asia and Europe.

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle

Exhibit 99.1

detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2003.

Three and Nine Month Periods Ended September 30, 2004 and 2003 (in thousands, except per share information)

	Three-Month Period Ended September 30		Nine-Month Period Ended September 30

	2004	2003	2004	2003

Revenue	$3,077	$2,669	$8,578	$6,822
Operating income	1,491	1,032	3,393	2,429
Net income	977	681	2,276	1,759
Net income per share
Basic	.28	.21	.67	.55
Diluted	.26	.19	.60	.51

Weighted average number of common shares outstanding
Basic	3,442	3,236	3,378	3,199
Diluted	3,818	3,678	3,798	3,482